ARTICLES OF INCORPORATION
                            AS AMENDED

                                OF

             SKINOVATION PHARMACEUTICAL INCORPORATED.

     THE UNDERSIGNED natural person of the age of 21 years or more, acting as incorporator of a corporation under the Private Corporations provisions of 8-010, et seq., NEVADA REVISED STATUTES, (hereinafter referred to as the "N.R.S."), adopt the following Articles of Incorporation for such Corporation:

                            ARTICLE I

                               NAME

      The name of the Corporation is SKINOVATION PHARMACEUTICAL INCORPORATED.

                            ARTICLE II

                         PRINCIPAL OFFICE

      The initial principal office of the Corporation shall be located at 98 South Highland Drive, #311, Las Vegas, Nevada 89106, and/or such other place as the directors shall designate.

                           ARTICLE III

                             DURATION

     The period of duration of the Corporation is perpetual.

                            ARTICLE IV

                       PURPOSES AND POWERS

     The purpose or purposes for which this corporation is organized are:

     (a) To conduct and carry on in all its branches the business of manufacturing, selling, and distributing chemicals, chemical compounds, drugs, medicines and chemical, medicinal and pharmaceutical preparations, compounds and materials of every kind or nature and all articles and products related thereto; and to purchase, manufacture produce, refine, mine and otherwise acquire, invest and in own, hold, use, create security interests in, pledge, assign, transfer, or otherwise dispose of, trade, deal in and deal with any and all chemicals and source materials, ingredients, mixtures, derivatives, and compounds thereof and any and all kinds of products of which any of the foregoing constitute an ingredient or in the production of which any of the foregoing are used, including, but not limited to medicines, pharmaceuticals, fertilizers, and industrial chemicals of all kind.

     (b) to establish and maintain and operate medicinal laboratories to carry on medicinal research of every kind and character and to produce, manufacture, make, work, treat, sell, import, export, exchange, turn to account and generally deal in and with articles or substances and medicines developed thereby; to own the inventions developed thereby, to protect the same by letters patent or by holding them as secret processes, and to grant licenses and make other lawful agreements or arrangements for the employment or use of any such arrangements for the employment of use of any such invention by other persons; to apply for, obtain, register, purchase, lease or otherwise acquire, hold, use, own, introduce, develop, and sell, assign, lease, pledge, or otherwise dispose of or turn to account letters patent of the United States of any foreign country, inventions, formulas, processes, patents, rights, license, and privileges, trade marks and trade names, or pending applications therefore, and any and all labels, designs, prints and brands, and to use, exercise, develop, and take or grant licenses or other rights in respect of or otherwise turn to account any of the foregoing;

     (c) To engage in research, exploration, laboratory and development work relating to any material, substance, compound, or mixture now know or which may be hereafter known, discovered, or developed, and to perfect, develop, manufacture, use, apply and generally to deal in and with any such material, substance, compound, or mixture, and to undertake, conduct manage assist, promote and engage or participate in every kind of research or scientific, experimental, design, or development work, including pure or basic research;

     (d) To erect, construct, establish, mortgage, acquire property, lease, manage, license, franchise, sell, turn to account, maintain and operate one or more skin rejuvenation and treatment clinics; to do any and all things necessary to manage and operate the same including, but not limited to : the hiring of qualified personnel including physicians, nurses, secretarial; the purchase of any and all supplies and equipment, medical or otherwise, necessary for the operation of the same; the dispensing, reconsideration, purchase, sale, treatment with all kinds of drugs and chemicals but especially the Corporation's own medical products; and

     (e) The corporation shall be empowered to doe each everything necessary suitable and proper for the accomplishment of any of the foregoing purposes or the atainment of any one or more of the subjects hereinabove enumerated, or which may at any time appeat conductive to expedite for the protection or benefit of this Corporation, and to do such acts as fully and to the extent as natural persons might or could do, in any part of the world as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation,.

     The foregoing clauses shall be construed as powers as well as objectives and purposes and the matters expressed in each clause shall, unless herein otherwise expressly provided, be in no wise limited by reference to or interference from the terms of any other clause, but shall be regarded as independent objectives, purposes and powers and shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the Corporation, nor shall the expression of one thing be deemed to exclude another not expresses, although it may be of like nature.

     The Corporation shall have all of the additional powers and rights provided within the Nevada Revised Statutes.


                            ARTICLE V

                        AUTHORIZED SHARES

     (a) The Corporation is authorized to issue two classes of shares to be designated respectively "preferred" and "common". The total number of shares which the corporation is authorized to issue is Seventy-Five-Million (75,000,000) shares. The number of preferred shares authorized is Twenty-Five Million (25,000,000) shares, and the par value of each such share is $.001. The number of common shares authorized is fifty-Million (50,000,000) shares, and the par value of each such shares is $.001.

     (b) The authorized common stock of this corporation may be issued at such time, upon such terms and conditions, and for such consideration as the Board of Directors shall determine. The authorized common stock of the Corporation shall be designated as common voting stock and shall have the same rights and preferences. The common stock shall not be divided into classes and may not be issued in series. Fully paid stock of this Corporation shall not be liable for any further call or assessment.

     (c) The preferred shares may be issued in series and from time to time with such designations, preferences, and relative participating, optional, or other rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such class, classes or series adopted by the Board of Directors, pursuant to the authority hereby given as provided by statute. Each class or series may be made subject to redemption as such time and at such price or prices as such resolution or resolutions providing for the issue of such stock shall state and express. The holders of the preferred stock of any class or series shall be entitled to receive dividends at such rates, on such conditions, and at such times, and shall be entitled to such rights upon the dissolution of, or upon any distribution of, the assets of the corporation, and the preferred stock of any class or series may be convertible into or exchangeable for shares of any other class, classes, or series of capital stock of the corporation, at such price or prices, or at such rates of exchange, and with such adjustments, and shall be stated and expressed in the resolution or resolutions of the Board of Directors providing for the issuance thereof done in accordance with 78.195 of the Nevada Revised Statutes.

                            ARTICLE VI

                        PRE-EMPTIVE RIGHTS

     No stockholder of the corporation shall, because of his ownership of stock, have a pre-emptive or other right to purchase, subscribe for or take part of any of the notes, debentures, bonds or other securities convertible into or carrying options for warrants to purchase stock of the Corporation issued, optioned or sold by it after its incorporation, except as may be otherwise stated in these Articles of Incorporation. Any part of the capital stock and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the Corporation authorized by these Articles of Incorporation or by an amended certificate of said Articles duly filed, may at any time be issued, optioned for sale and sold or disposed of by the Corporation pursuant to the resolution of its Board of Directors to such person, persons or organizations and upon such terms as may to such Board of Directors seem proper, without first offering such stock or securities or any part thereof to existing stockholders, except as required in Article V of these Articles of Incorporation.

                           ARTICLE VII

                         VOTING OF SHARES

     Each outstanding share of the class "A" common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of the stockholders. Each shareholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such shareholder or by the duly authorized attorney in fact. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote in person or by proxy, the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right, whatsoever, to accumulate his or its votes with regard to such election.

                           ARTICLE VIII

                            DIRECTORS

     The governing board of this Corporation shall be called directors, and the number of directors may from time to time be specified by the By-laws of the Corporation at not less than one, nor more than fifteen. When the By-laws do not specify the number of directors, the number of directors shall be three
(3), or equal to the number of shareholders should there be less than three initial shareholders. The name of the initial director, being also the incorporator and sole shareholder, is:

NAME                ADDRESS

Krista Castleton    3760 So.  Highland Dr. #407, Salt Lake City, UT 84106

which director shall hold office until the first meeting of the shareholders of the Corporation and until his or her successors have been duly elected and qualified. Directors need not be residents of the State of Nevada or shareholders of the Corporation.

                            ARTICLE IX

                           INCORPORATOR

     The name and address of the sole incorporator and sole initial shareholder of this Corporation is:

NAME                ADDRESS

Krista Castleton    3760 So.  Highland Dr. #407, Salt Lake City, UT 84106